UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2011 (October 25, 2011)

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2451 McMullen Booth Road, Suite 242 Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(727) 592-9400

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or principal Officers; Election of Directors; Appointment of Principal Officers

New Board Member

Effective October 25, 2011, Keith Brill and Solomon Mayer were appointed to fill vacancies on the board of directors.

Biographies

Keith P. Brill – Mr. Brill is a financial executive and management consultant with comprehensive experience in financial management and analysis, operational effectiveness, and IT finance. He is the Managing Director of The Brill Group, LLC, a strategy and management consulting firm established in 2011, that provides corporate finance and operations advisory services.  Mr. Brill is also a member of the Board of Directors of Liberty Star Uranium & Metals Corp. (OTCBB: LBSR) and Ironwood Gold Corp. (OTCBB: IROG), positions he has held since December, 2009 and August, 2011, respectively.  In 2010, he was the CFO / CIO of AmTrust Realty Corp., a New York-based commercial real estate firm.  From 2006 to 2009, Mr. Brill was a financial and IT consultant with PA Consulting Group, Inc., a leading global consulting firm, working in both its Financial Services and Information Technology Practices.  He has provided multinational Fortune 500 companies with consulting advice on topics including cost reduction, IT outsourcing, regulatory compliance, and performance benchmarking.

Mr. Brill received an International Master of Business Administration (IMBA) from the Moore School of Business, University of South Carolina in May 2005. He graduated from the South Carolina Honors College, University of South Carolina in May 2003 with a Bachelor of Science, magna cum laude, major in Economics and Finance, minor in Spanish.

Solomon Mayer - Mr. Mayer has been President and CEO of Mooney Aviation Company since 1999, which was founded in 1929 and has delivered more than 11,000 aircraft worldwide.
Mr. Mayer has held various executive level positions, and has successfully overseen several businesses from conception through profitability. He is a senior business executive with expertise in business relations, sales and marketing , corporate management and enterprise financial path growth and operation, purchasing and negations for multi-million dollar businesses and organizations in diverse industries both nationally and internationality.

He brings extensive experience in international connections with governments and private industry.  He has founded and established Overseas Trading, Incorporated and Far East Electronics Import/Export Corporation; corporations designed to import and export baked goods and electronics. His 35 year career in production sales and management in various different capacities in management and consulting will bring a lot of opportunities to our company.  As the Chief Executive Officer of Overseas Trading, Incorporated, Mr. Mayer played an integral part in marketing baking products to Wal-Mart, Shoprite, Pathmark and Pamida. His business strategies at Far East Electronics Import/Export Corporation led to the generation of $200 million in revenues within the span of five years.

Mr. Mayer created an international call center in India, successfully establishing and implementing a licensed international call service center in conjunction with government agencies in India, servicing the international world-wide market, while maintaining  competitive prices and quality control services included: collections, surveys, marketing and sales and served as the Director of Sales and Marketing for Sportswear, Inc. There, he was responsible for launching a hip-hop fashion line, creating sales strategies, and strategically placing factories to support the supply chain throughout the South-Alabama, Georgia, and Louisiana. His Vast experience in China, India, Brazil going back over 30 years was the pioneer in many new ventures that became very popular later on developing import export processes. He was responsible for development and expansion of new territories in Brazil and Argentina, by creating an assembly factory in a tax free zone working on a joint venture with the government in China thus generating 200 Million dollars in revenue within 5 years and also established a successful Import/Export business in a highly competitive industry.

Mr. Mayer serves on the board of directors and is President of Chai Lifeline, and is a board member of Mishkon and Laniado Hospital, organizations dedicated to assisting profoundly ill children. He is Vice President of International Medical Search Co., a non-profit medical referral organization. He also serves on the board of directors of Mooney Airplane Corporation, Premier Store Fixtures and Supreme Construction and Development.  He has excellent ability to hire, train and supervise a loyal and productive force in a high volume environment. He is a creative, entrepreneurial business leader with many skills and much knowledge.

Item 7.01.  Regulation FD Disclosure.

On October 28, 2011, the Company issued a press release to announce the appointment of Keith Brill and Solomon Mayer as directors.  A copy of the press release is attached as an exhibit hereto.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Description

99.01	Press release dated October 28, 2011. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

	By:	/s/ Michael J. Gordon
Michael J. Gordon, Chief Executive Officer
Date: October 28, 2011

EXHIBIT INDEX

Exhibit	Description

99.01	Press release dated October 28, 2011. (Filed herewith)